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Exhibit 10.5

VETERINARY PET SERVICES, INC.

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made as of the 16th day of August, 2002 (the "Effective Date"), by and between REBECCA F. LEWIS, residing at 1 Modesto, Irvine, California 92602 ("Employee"), and VETERINARY PET SERVICES, INC., a California corporation, with offices at 3060 Saturn Street, Brea, California 92821 (the "Company"), for the purpose of setting forth the terms and conditions of Employee's employment by the Company and to protect the Company's knowledge, expertise, customer relationships, and the confidential information the Company has developed regarding clients, customers, shareholders, option holders, employees, products, business operations, and services. As of the Effective Date, this Agreement supersedes any prior understandings or agreements between Employee and the Company or any of the Company's subsidiaries or affiliates.

        The Company wishes to employ Employee to render services for the Company on the terms and conditions set forth in this Agreement, and Employee wishes to be retained and employed by the Company on such terms and conditions. In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    TIME AND EFFORTS

        1.1    Employee shall be employed as the Company's Vice President—Marketing (or such other title as the parties mutually agree to) and shall devote her full-time attention to the duties of the furtherance of the Company's business.

        1.2    In the performance of all of her responsibilities hereunder, Employee shall be subject to all of the Company's policies, rules, and regulations applicable to its officers and employees generally. Employee shall report to the Vice President—Business Development or such other officer of the Company as the Chief Executive Officer of the Company may designate.

        1.3    Employee shall not, directly or indirectly, during the term of this Agreement engage in any activity competitive with or adverse to the Company's business, whether alone, as a partner or independent contractor, or as an officer, director, or employee of any other corporation. This Agreement shall not be interpreted to prohibit Employee from making passive personal investments, conducting private business affairs, or engaging in educational or charitable activities, if those activities do not materially interfere with the services required hereunder.

        1.4    In order to induce the Company to enter into this Agreement, Employee represents and warrants to the Company that (i) Employee is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity; and (ii) Employee is subject to no restraint, limitation, or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair Employee's right or ability to enter the employ of the Company or to perform fully her duties and obligations pursuant to this Agreement. Employee agrees to indemnify and hold the Company harmless from and against any cost related to any breach of the terms of this Section 1.4.

        Employee's duties shall include responsibility for marketing, with such specific duties as may be assigned to her from time to time.

2.    TERM

        The initial term of this Agreement shall be two years commencing on the Effective Date and ending on June 30, 2004.

3.    TERMINATION

        This Agreement shall be terminated upon the happening of any of the following events:

        3.1    Upon the death of Employee;

        3.2    Upon the dissolution of the Company;

        3.3    Upon the mutual agreement of the Company and Employee;

        3.4    At the option of the Company, upon written notice by the Company to Employee, for Cause ("Cause" shall exist for such termination only in the event Employee (i) pleads or is found guilty of a felony involving an act of dishonesty or moral turpitude by a court of competent jurisdiction; (ii) has engaged in serious misconduct; (iii) has made any material misrepresentation or omission to the Company under Section 1.4 hereof; (iv) has committed a willful, unexcused breach of her duty in the course of Employee's employment; (v) has been guilty of habitual neglect of Employee's duties; (vi) has usurped a corporate opportunity, is guilty of fraudulent embezzlement of property or funds of the Company, or has committed any act of fraud or intentional misrepresentation, moral turpitude, dishonesty, or other misconduct that would constitute a felony; or (vii) has committed a material, unexcused breach of this Agreement);

        3.5    At the option of Employee, upon 90 days' written notice by Employee to the Company;

        3.6    At the option of the Company if Employee is determined to be disabled, "disability" defined as Employee's incapacity due to physical or mental illness resulting in Employee being absent from her duties hereunder on a full-time basis for three months out of any five consecutive months, and within 30 days after written notice of termination is given (which may occur before or after the end of such five-month period) shall not have returned to the performance of her duties hereunder on a full-time basis;

        3.7    At the option of the Company upon 30 days' notice;

        3.8    Upon the expiration of the term of this Agreement, or any extension or renewal thereof; or

        3.9    If Employee's employment is terminated by the Company pursuant to Sections 3.6 or 3.7, Employee shall be entitled to additional compensation equal to one year's salary payable in semi-monthly installments.

4.    VACATION

        During the term of this Agreement, Employee shall be entitled to four weeks of paid vacation per annum.

5.    CURRENT COMPENSATION

        5.1    Annual Salary. For all services rendered by Employee under this Agreement, the Company shall pay or cause to be paid to Employee, and Employee shall accept, an Annual Salary in accordance with and subject to the terms of this Agreement. For purposes of this Agreement, the term "Compensation" shall mean the Annual Salary to be paid to Employee. Employee shall be entitled to receive an Annual Salary in the amount of $150,000 per annum commencing on the Effective Date. Employee shall receive bonuses as offered and approved for officers of the Company beginning in the year 2002 and subsequent years of employment.

        5.2    Retirement Plan. Employee shall be entitled to participate immediately in the Company's 401(K) retirement benefit plan. Further, Employee is entitled to participate in such other benefit plans as are offered to other same-level, management personnel.

        5.3    Payments of Current Compensation. The payment of Employee's Annual Salary shall be made in semi-monthly installments on the then prevailing paydays of the Company. All payments are subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.

6.    MISCELLANEOUS BENEFITS

        6.1    Medical Insurance. Employee shall be eligible to participate in the Company's health insurance plan or like program.

        6.2    Life Insurance Policy. The Company shall provide Employee with a term life insurance policy in the face amount of $100,000 during the term of this Agreement.

        6.3    Stock Option Plan. Employee shall be allowed to participate in the Company's stock option plans as determined by the Board of Directors.

        6.4    Expenses. With respect to necessary business expenses to be incurred in accordance with this Agreement, the Company shall supply Employee with a corporate American Express Card.

        6.5    Cell Phone. The Company shall provide Employee with a mobile cell phone for business use.

7.    RESTRICTIVE COVENANTS

        7.1    Employee acknowledges that (i) she has a major responsibility for the operation, administration, and growth of the Company's business; (ii) the Company's business is or may become national or international in scope; (iii) her work for the Company will bring her into close contact with confidential information of the Company and its clients; and (iv) the agreements and covenants contained in this Section 7 are essential to protect the business interests of the Company and that the Company would not enter this Agreement but for such agreements and covenants. Accordingly, Employee covenants and agrees that during the term of this Agreement and, if this Agreement is terminated for any reason other than pursuant to Section 3.1 hereof, for two years following such date of termination, Employee shall not, directly or indirectly, within any county in any state of the United States compete with respect to any services or products of the Company which are either offered or are being developed by the Company as of either such date (the "Company's Business"); or, without limiting the generality of the foregoing, be or become, or agree to be or become, interested in or associated with, in any capacity (whether as a partner, shareholder, owner, officer, director, employee, principal, agent, creditor, trustee, consultant, co-venturer or otherwise), any individual, corporation, company, association, partnership, joint venture or other business entity, which competes with the Company's Business, provided, however, that Employee may own, solely as an investment, not more than 1% of any class of securities of any publicly held corporation traded on any national securities exchange in the United States. In the event of Employee's termination as a result of Section 3.8, Employee agrees that the two-year period of non-competition referred to above shall be reduced to one year.

        7.2    Employee hereby expressly acknowledges, understands and agrees that all documents, records, computer discs and programs, marketing and business plans and studies, and business and financial information (collectively referred to in this section as "confidential information") relating to the Company's Business including, without limitation, the names and addresses of the Company's clients and referral sources, all client records, files, and other client information, all methods of marketing services, setting cases, training programs, fee policies, and management and operating methods, whether they are prepared in whole or in part by Employee or by any other person, are and shall remain the exclusive property of the Company, and that all such trade secrets are confidential, material, and important to the business and financial success of the Company, and that their disclosure or unauthorized use would seriously and adversely affect the Company's Business.

        7.3    Employee hereby expressly covenants and agrees that she will not either directly or indirectly, do any of the following either during the term of her employment by the Company, or at any time for a two-year period following termination (or such shorter period following termination as may be described below), except as is necessary to perform her obligations in the course of her employment by the Company:

                7.3.1    divulge, disclose or communicate to any person, Company, or entity any of the Company's confidential information; or

                7.3.2    use, duplicate or copy any of such confidential information; or

                7.3.3    otherwise engage in unfair competition with the Company.

        7.4    If Employee breaches, or threatens to commit a breach of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

                7.4.1    Employee shall account for and pay over to the Company all compensation, profits, and other benefits, after taxes, which inure to Employee's benefit which are derived or received by Employee or any person or business entity controlled by Employee resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

                7.4.2    Notwithstanding the provisions of subsection 7.4.1 above, Employee acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of this Section 7, the Company, shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

        7.5    If any of the Restrictive Covenants, or any part thereof, is held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the arbitrator making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

        7.6    The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. In the event that the courts of any one or more of such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar, or in any way affect the Company's right to the relief provided above in the courts of any other jurisdictions within the geographical scope of such Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

8.    DISPUTE RESOLUTION

        Any dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved by binding arbitration conducted in accordance with the rules then in effect and under the auspices of the American Arbitration Association or J.A.M.S/ENDISPUTE, at the option of the moving party. Exclusive venue for the conduct of such arbitration shall be Orange County, California. The fees of the arbitrator(s) and other costs incurred by the Company and Employee in connection with such arbitration shall be borne equally; however, the prevailing party in the arbitration shall be entitled to recover its or her arbitration costs and fees from the non-prevailing party. The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

9.    ASSIGNMENT

        This Agreement is a personal contract, and the rights, interests, and obligations of Employee hereunder may not be sold, transferred, assigned, pledged, or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. Employee shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, Employee shall not have any power of anticipation, alienation, or assignment of payments contemplated hereunder, and all rights and benefits of Employee shall be for the sole personal benefit of Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim, or judgment or bankruptcy proceedings against Employee; provided, however, that in the event of Employee's death, Employee's estate, legal representatives, or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to Employee pursuant to, and in accordance with, the terms of this Agreement.

10.  NOTICES

        All notices, requests, reports, payments, correspondence, or statement hereunder shall be in writing and shall be delivered by commercial express mail service (e.g. Federal Express, DHL, UPS, etc.), properly addressed to the party at the address set forth at the beginning of this Agreement. Any notice, request, report, payment, correspondence, or statement hereunder shall be deemed sufficiently given or rendered by one party when mailed for overnight delivery to the other party's address. Any party may change its address for purposes of this section by giving the other party written notice of the new address in the manner set forth above.

11.  INVALID PROVISIONS

        Invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.  AMENDMENT MODIFICATION OR REVOCATION

        This Agreement may be amended, modified, or revoked in whole or in part, but only by a written instrument which specifically refers to this Agreement and expressly states that it constitutes an amendment, modification or revocation hereof, as the case may be, and only if such written instrument has been signed by each of the parties to this Agreement.

13.  ENTIRE AGREEMENT

        This Agreement contains the entire understanding among the parties and supersedes any prior written or verbal agreements between them respecting the subject matter hereof, including, without limitation, any prior verbal or written employment agreement between Employee and the Company. Upon the effectiveness hereof, any such prior verbal or written agreements shall terminate.

        No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans, or prospects have been made by or on behalf of the Company to Employee; nor have any representations or warranties of any kind or nature been made by Employee to the Company, except as expressly set forth in this Agreement.

14.  ATTORNEYS' FEES

        If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party in such action shall be entitled to recover all costs of suit and reasonable attorneys' fees as determined by the arbitrator.

15.  CONTROLLING LAW

        This Agreement shall be governed by the laws of the State of California.

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date at the place set forth below their respective signatures.

EMPLOYEE:	THE COMPANY: VETERINARY PET SERVICES, INC.
/s/ REBECCA F. LEWIS	By:	/s/ JACK L. STEPHENS
REBECCA F. LEWIS		Jack L. Stephens, D.V.M., Chief Executive Officer

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  Exhibit 10.5
VETERINARY PET SERVICES, INC. EMPLOYMENT AGREEMENT